Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 27, 2023

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board declares second quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2023 results.
Net income available to common shareholders for the first quarter of 2023 was $176.0 million compared to $97.4 million in the first quarter of 2022. On a per-share basis, net income available to common shareholders for the first quarter of 2023 was $2.70 per diluted common share, compared to $1.50 per diluted common share reported a year earlier, representing an 80.0 percent increase. Returns on average assets and average common equity were 1.39 percent and 22.59 percent, respectively, for the first quarter of 2023 compared to 0.79 percent and 9.58 percent, respectively, for the same period a year earlier.

For the first quarter of 2023, net interest income on a taxable-equivalent basis was $425.8 million, up 56.4 percent, compared to the same quarter in 2022. Average loans for the first quarter of 2023 increased $932.6 million, or 5.7 percent, to $17.3 billion, from the $16.4 billion reported for the first quarter a year earlier. Excluding PPP loans, first quarter average loans of $17.3 billion represented a 7.5 percent increase compared to the first quarter of 2022 and a 1.6 percent increase compared to the fourth quarter of 2022. Average deposits for the first quarter were $42.8 billion, down $204.5 million, or 0.5 percent, compared to the $43.0 billion reported for last year's first quarter, and down $2.0 billion, or 4.5 percent, compared to the fourth quarter of 2022. During the first quarter, impacted by the higher interest rate environment, we saw a continuation of the declining trend in non-interest bearing deposit balances that began in the fourth quarter of 2022. Average non-interest bearing deposits were down $1.3 billion or 7.5 percent from the fourth quarter. Average interest-bearing deposits were down $658 million or 2.5 percent from the fourth quarter but the decrease was mostly offset by a $636 million increase in Average repurchase account balances due to some customer movement between products.

“These strong results reflect the enduring soundness of our business model and provide further evidence that our organic growth strategy is both durable and scalable,” said Phil Green, Cullen/Frost Chairman and CEO. “Frost employees are doing a great job of executing our organic growth strategy, taking advantage of the opportunities we have to continue adding new relationships and growing the business in our markets across the state. Our investments in expansion, in our employees, and in other strategic areas of the business continue to position us well to provide our customers with outstanding experiences over the long term.”
Noted financial data for the first quarter of 2023 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2023 were 13.24 percent, 13.74 percent and 15.22 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $425.8 million, an increase of 56.4 percent, compared to the prior year period. Net interest margin was 3.47 percent for the first quarter of 2023 compared to 3.31 percent for the fourth quarter of 2022 and compared to 2.33 percent for the first quarter of 2022.
•Non-interest income for the first quarter of 2023 totaled $105.3 million, an increase of $3.9 million, or 3.8 percent, from the $101.4 million reported for the first quarter of 2022. Insurance commissions and fees increased $2.3 million, or 14.1 percent, compared to the first quarter of 2022. The increase during the first quarter of 2023 was primarily the result of increases in contingent income (up $1.4 million) and commission income (up $971,000). Other non-interest income increased $2.1 million, or 22.5 percent, compared to the first quarter of 2022. The increase was mainly driven by increases in sundry and other miscellaneous income (up $1.3 million) and income from customer derivative and securities trading transactions (up $482,000), among other things. Other charges, commissions and fees increased $2.1 million, or 21.6 percent, compared to the first quarter of 2022. The increase was primarily related to increases in income from the placement of money market accounts (up $1.5 million), other service charges (up $609,000), among other things, partly offset by a decrease in income from the sale of mutual funds (down $862,000). The increases in these items was partly offset by a decrease of $2.5 million, or 6.5 percent, in trust and investment management fees, primarily due a decrease in investment management fees (down $2.1 million).
•Non-interest expense was $285.1 million for the quarter, up $46.4 million, or 19.4 percent, compared to the $238.7 million reported for the first quarter a year earlier. Salaries and wages expense increased $19.0 million, or 17.1 percent, compared to the first quarter of 2022. The increase in salaries and wages was primarily related to an increase in salaries, due to annual merit and market increases, and an increase in the number of employees. The increase in the number of employees was partly related to our investments in organic expansion in the Houston and Dallas markets as well as preparations for our mortgage loan product offering. Employee benefits expense increased by $9.7 million, or 40.1 percent, compared with the first quarter of 2022. The increase in employee benefits expense was related to increases in 401(k) plan expense, payroll taxes and medical benefits expense, among other things. Other non-interest expense increased $8.9 million, or 20.7 percent, compared to the first quarter of 2022. The increase during the first quarter of 2023 included increases in professional services expense (up $2.3 million), primarily driven by IT-related services; travel, meals and entertainment (up $1.4 million); sundry and other miscellaneous expenses (up $1.4 million), advertising/promotions expense (up $1.2 million); check card expense (up $903,000); and business development expense (up $719,000).
•For the first quarter of 2023, the company reported a credit loss expense of $9.1 million, and reported net charge-offs of $8.8 million. This compares to a credit loss expense of $3.0 million and net loan charge-offs of $3.8 million for the fourth quarter of 2022 and no credit loss expense and net loan charge-offs of $6.3 million for the first quarter of 2022. The allowance for credit losses on loans as a percentage of total loans was 1.32 percent at March 31, 2023, compared to 1.33 percent at the end of the fourth quarter of 2022 and 1.49 percent at the end of the first quarter of 2022. Non-accrual loans were $38.4 million at the end of the first quarter of 2023, compared to $37.8 million at the end of the fourth quarter of 2022 and $49.0 million at the end of the first quarter of 2022.
The Cullen/Frost board declared a second-quarter cash dividend of $0.87 per common share. The dividend on common stock is payable June 15, 2023 to shareholders of record on May 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable June 15, 2023 to shareholders of record on May 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, April 27, 2023, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, April 30, 2023 at 1-877-660-6853 with Conference ID # of 13737708. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $51.2 billion in assets at March 31, 2023. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of military conflict, including the current Russian invasion of Ukraine or other geopolitical events.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$399,820	$398.457	$355,547	$288,208	$249,071
Net interest income (1)	425,844	423,892	379,518	311,377	272,194
Credit loss expense	9,104	3,000	—	—	—
Non-interest income:
Trust and investment management fees	36,144	39,695	38,552	37,776	38,656
Service charges on deposit accounts	21,879	22,321	22,960	23,870	22,740
Insurance commissions and fees	18,952	11,674	13,152	11,776	16,608
Interchange and card transaction fees	4,889	4,480	4,614	4,911	4,226
Other charges, commissions and fees	11,704	10,981	11,095	9,887	9,627
Net gain (loss) on securities transactions	21	—	—	—	—
Other	11,676	16,529	9,448	9,707	9,533
Total non-interest income	105,265	105,680	99,821	97,927	101,390

Non-interest expense:
Salaries and wages	130,345	136,697	127,189	116,881	111,329
Employee benefits	33,922	21,975	21,680	20,733	24,220
Net occupancy	30,349	28,572	28,133	28,379	27,411
Technology, furniture and equipment	32,481	30,912	30,781	29,921	29,157
Deposit insurance	6,245	3,967	4,279	3,724	3,633
Intangible amortization	96	100	103	131	146
Other	51,704	59,074	45,733	46,578	42,836
Total non-interest expense	285,142	281,297	257,898	246,347	238,732
Income before income taxes	210,839	219,840	197,470	139,788	111,729
Income taxes	33,186	28,666	27,710	20,674	12,627
Net income	177,653	191,174	169,760	119,114	99,102
Preferred stock dividends	1,669	1,669	1,668	1,669	1,669
Net income available to common shareholders	$175,984	$189,505	$168,092	$117,445	$97,433

PER COMMON SHARE DATA
Earnings per common share - basic	$2.71	$2.92	$2.60	$1.82	$1.51
Earnings per common share - diluted	2.70	2.91	2.59	1.81	1.50
Cash dividends per common share	0.87	0.87	0.87	0.75	0.75
Book value per common share at end of quarter	51.59	46.49	41.53	49.93	56.65

OUTSTANDING COMMON SHARES
Period-end common shares	64,396	64,355	64,211	64,123	64,094
Weighted-average common shares - basic	64,374	64,303	64,158	64,113	64,051
Dilutive effect of stock compensation	258	344	343	354	410
Weighted-average common shares - diluted	64,632	64,647	64,501	64,467	64,461

SELECTED ANNUALIZED RATIOS
Return on average assets	1.39%	1.44%	1.27%	0.92%	0.79%
Return on average common equity	22.59	27.16	20.13	13.88	9.58
Net interest income to average earning assets	3.47	3.31	3.01	2.56	2.33

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$17,319	$17,063	$16,823	$16,674	$16,386
Loans excluding Paycheck Protection Program	17,287	17,020	16,752	16,531	16,084
Earning assets	47,904	48,867	49,062	47,880	47,339
Total assets	51,307	52,284	52,383	51,088	50,323
Non-interest-bearing demand deposits	16,636	17,980	18,511	18,355	17,961
Interest-bearing deposits	26,121	26,779	27,292	26,371	25,001
Total deposits	42,757	44,759	45,803	44,726	42,962
Shareholders' equity	3,305	2,913	3,459	3,540	4,270

Period-End Balance:
Loans	$17,486	$17,155	$16,951	$16,736	$16,543
Loans excluding Paycheck Protection Program	17,458	17,120	16,900	16,644	16,335
Earning assets	47,870	49,402	49,517	48,404	48,107
Goodwill and intangible assets	655	655	655	656	656
Total assets	51,246	52,892	52,946	51,785	51,296
Total deposits	42,184	43,954	46,560	45,602	44,431
Shareholders' equity	3,468	3,137	2,812	3,347	3,776
Adjusted shareholders' equity (1)	4,610	4,486	4,341	4,221	4,148

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$231,514	$227,621	$234,315	$239,632	$246,835
As a percentage of period-end loans	1.32%	1.33%	1.38%	1.43%	1.49%

Net charge-offs:	$8,782	$3,810	$2,854	$2,807	$6,295
Annualized as a percentage of average loans	0.21%	0.09%	0.07%	0.07%	0.16%

Non-accrual loans:	$38,410	$37,833	$29,904	$35,125	$48,966
As a percentage of total loans	0.22%	0.22%	0.18%	0.21%	0.30%
As a percentage of total assets	0.07	0.07	0.06	0.07	0.10

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.24%	12.85%	12.74%	12.64%	12.78%
Tier 1 Risk-Based Capital Ratio	13.74	13.35	13.26	13.17	13.32
Total Risk-Based Capital Ratio	15.22	14.84	14.80	14.75	14.97
Leverage Ratio	7.69	7.29	7.09	7.03	7.08
Equity to Assets Ratio (period-end)	6.77	5.93	5.31	6.46	7.36
Equity to Assets Ratio (average)	6.44	5.57	6.60	6.93	8.48

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2023	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	4.57%	3.70%	2.27%	0.80%	0.18%
Federal funds sold	4.72	3.88	2.44	1.26	0.37
Resell agreements	4.77	4.14	2.39	1.32	0.27
Securities	3.24	3.09	2.94	2.87	2.88
Loans, net of unearned discounts	6.36	5.80	4.89	4.04	3.74
Total earning assets	4.57	4.14	3.43	2.71	2.39

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.36	0.27	0.07	0.04	0.01
Money market deposit accounts	2.47	1.94	1.08	0.35	0.12
Time accounts	2.40	1.52	0.99	0.64	0.29
Total interest-bearing deposits	1.52	1.16	0.62	0.22	0.08

Total deposits	0.93	0.69	0.37	0.13	0.05

Federal funds purchased	4.55	3.78	2.33	0.84	0.17
Repurchase agreements	3.20	2.69	1.50	0.41	0.10
Junior subordinated deferrable interest debentures	6.46	5.39	3.77	2.51	1.90
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	1.79	1.37	0.71	0.26	0.11

Net interest spread	2.78	2.77	2.72	2.45	2.28
Net interest income to total average earning assets	3.47	3.31	3.01	2.56	2.33

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$8,687	$11,574	$12,776	$13,041	$13,766
Federal funds sold	64	52	51	31	14
Resell agreements	90	49	10	3	6
Securities	21,744	20,129	19,402	18,130	17,166
Loans, net of unearned discount	17,319	17,063	16,823	16,674	16,386
Total earning assets	$47,904	$48,867	$49,062	$47,880	$47,339

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$11,662	$12,113	$12,235	$12,336	$11,955
Money market deposit accounts	12,404	12,958	13,466	12,608	11,859
Time accounts	2,055	1,708	1,591	1,427	1,187
Total interest-bearing deposits	26,121	26,779	27,292	26,371	25,001

Total deposits	42,757	44,759	45,803	44,726	42,962

Federal funds purchased	51	37	42	36	28
Repurchase agreements	4,211	3,575	1,960	1,743	2,052
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$30,606	$30,613	$29,516	$28,372	$27,302

(1) Taxable-equivalent basis assuming a 21% tax rate.